                                                            PART II - EXHIBIT 12


                      FORTUNE BRANDS, INC. AND SUBSIDIARIES
         STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in millions)


                                                                                                                      Nine Months
                                                                                                                         Ended
                                                                      Years Ended December 31,                       September 30,
                                                    ---------------------------------------------------------------  --------------
                                                     1997         1998          1999         2000           2001          2002
                                                     ----         ----          ----         ----           ----     --------------
Earnings Available:
   Income (loss) from continuing operations
     before income taxes, minority
     interest and extraordinary items.........      $145.2       $516.4       $(725.2)        $44.0        $491.9           $542.4

   Less: Excess of earnings over
               dividends of less than
               fifty percent owned
               companies......................         0.2          0.2           0.2           0.2             -                -
         Capitalized interest.................           -            -           4.1           0.6           0.1              0.2
                                                    ------       ------       -------        ------        ------           ------
                                                    $339.6       $516.2       $(720.9)        $43.2        $491.8           $542.2
                                                    ======       ======       =======        ======        ======           ======

Fixed Charges:

   Interest expense (including
     capitalized interest) and
     amortization of debt discount
     and expenses.............................      $122.4       $105.4        $113.9        $135.6        $100.5            $58.4
   Portion of rentals representative
     of an interest factor....................        14.7         17.0          19.0          18.0          17.0             10.8
                                                    ------       ------       -------        ------        ------           ------
           Total Fixed Charges................       137.1        122.4         132.9         153.6         117.5             69.2
                                                    ------       ------       -------        ------        ------           ------
           Total Earnings Available...........      $282.1       $638.6       $(588.0)       $196.8        $609.3           $611.4
                                                    ======       ======       =======        ======        ======           ======
Ratio of Earnings to Fixed Charges............        2.06         5.22            (A)         1.28          5.19             8.84
                                                    ======       ======       =======        ======        ======           ======


(A) As a result of the loss reported for the year ended December 31, 1999, the Company was unable to cover the fixed charges as indicated.

     Included in earnings in 1999 was a second quarter non-cash goodwill write-down of $1,126 million. If this write-down was excluded from earnings, the ratio of earnings to fixed charges for the year ended December 31, 1999 would have been 4.05.